Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Reports First Quarter Earnings
Solid plant nutrition results partially offset weak salt earnings.

First-Quarter Highlights:

•	Salt earnings pressured by back-to-back mild winters

•	Plant nutrition business on track in North and South America

•	Cash flow from operations totaled $123 million, up 33 percent from prior-year period

•	Favorable tax ruling in Canada

OVERLAND PARK, Kan. (May 3, 2017) – Compass Minerals (NYSE: CMP), a leading producer of essential minerals, reported first-quarter net earnings of $21.5 million, or $0.63 per diluted share, compared to $49.7 million, or $1.46 per diluted share, in the first quarter of 2016.

“While mild winter weather and increased salt cost created challenging conditions for our salt business in the first quarter, I am pleased with the results our plant nutrition business has produced,” said Fran Malecha, Compass Minerals’ president and CEO. “We will continue to work diligently across our organization to reduce costs where possible to offset the impact of two consecutive mild winters. In addition, our plant nutrition business is poised for growth, and we are laser-focused on driving increased value from our expanded assets in North and South America.”

Total revenue increased 12 percent to $387.8 million from $345.7 million in the prior-year quarter. This increase was driven by the recent acquisition of Produquímica Indústria e Comércio S.A. (Produquímica), which contributed revenue of $61.3 million in the first quarter of 2017.

Consolidated operating income totaled $41.4 million in the first quarter of 2017 compared to $74.3 million in the prior-year quarter. The 44 percent decline was primarily driven by reduced salt segment earnings, offset partially by earnings from both our plant nutrition segments.

Compass Minerals Reports First Quarter Earnings

Compass Minerals Financial Results (in millions, except for earnings per share)
	Three months ended March 31,
	2017	2016
Sales	$387.8	$345.7
Operating earnings	$41.4	$74.3
Operating margin	10.7%	21.5%
Net earnings	$21.5	$49.7
Diluted earnings per share	$0.63	$1.46
EBITDA(1)	$69.9	$95.4
Adjusted EBITDA(1)	$69.8	$94.6

(1)
EBITDA (earnings before interest, taxes, depreciation and amortization) and adjusted EBITDA are non-GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures are provided in tables at the end of this press release.

SALT SEGMENT
Salt segment revenue in the first quarter declined 6 percent from the first quarter of 2016 to $274.8 million as lower highway deicing revenue was partially offset by improvements in the company's consumer and industrial business. Mild winter weather reduced highway deicing sales volume 6 percent year-over-year, while consumer and industrial sales volumes increased 12 percent. Average selling prices for highway deicing salt dropped 7 percent from 2016 first-quarter results due to lower highway deicing bid prices for the 2016-2017 winter season. Consumer and industrial selling prices increased 4 percent due to price increases introduced last year as well as an improvement in product sales mix.

Salt segment operating earnings were $45.4 million, 45 percent lower than prior-year results. In addition to lower revenue, operating earnings were pressured by a significant, short-term increase in per-unit salt costs. These increased costs were primarily attributable to higher-cost carry-over salt inventories being sold in the first quarter. As previously disclosed, per-unit salt costs have been negatively impacted by lower mine operating rates throughout 2016 and unplanned downtime at our Goderich mine in the fourth quarter of 2016.

Compass Minerals Reports First Quarter Earnings

Salt Segment Performance (in millions, except for sales volumes and prices per short ton)
	Three months ended March 31,
	2017	2016
Sales	$274.8	$292.1
Operating earnings	$45.4	$82.7
Operating margin	16.5%	28.3%
EBITDA(1)	$58.3	$93.4
EBITDA(1) margin	21.2%	32.0%
Sales volumes (in thousands of tons):
Highway deicing	3,491	3,724
Consumer and industrial	542	482
Total salt	4,033	4,206
Average sales prices (per ton):
Highway deicing	$55.25	$59.51
Consumer and industrial	$151.25	$146.12
Total salt	$68.14	$69.45

(1)	EBITDA and adjusted EBITDA are non-GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures are provided in tables at the end of this press release.

Winter Weather Effect
Winter weather events in the first quarter were below average and resulted in a mild season overall. The company reported 70 snow events during the first quarter of 2017 in the 11 representative cities the company tracks, compared to 84 in the first quarter of 2016 and the 10-year average of 116 events. For the full winter season, snow events totaled 120, which was 24 percent below the 10-year average. The company estimates these variations from average winter weather reduced first-quarter 2017 sales by $30 million to $35 million and first-quarter 2017 operating earnings by $14 million to $18 million.

Estimated Effect of Winter Weather on Salt Segment Performance (dollars in millions)
	Three months ended March 31,		Winter Season(1)
	2017	2016	2017	2016
Favorable (unfavorable) to average weather: Sales	($30) to ($35)	($70) to ($80)	($30) to ($35)	($145) to ($165)
Operating earnings	($14) to ($18)	($35) to ($40)	($14) to ($18)	($70) to ($80)

(1)	Includes estimated impact for the three months ended March 31 and the three months ended December 31.

Compass Minerals Reports First Quarter Earnings

PLANT NUTRITION NORTH AMERICA
First-quarter 2017 revenue for the Plant Nutrition North America segment totaled $49.2 million, down 4 percent from the 2016 quarter. A modest improvement in market fundamentals for sulfate of potash (SOP) in North America resulted in a 7 percent increase in segment sales volumes compared to the prior year. Average selling prices for the first quarter of 2017 declined 9 percent year-over-year, in line with company expectations.

The Plant Nutrition North America segment generated $7.6 million of operating earnings in the first quarter of 2017, a 43 percent increase from the 2016 quarter. A 20 percent reduction in per-unit operating costs from the prior-year's results more than offset the impact of lower average selling prices and expanded the segment's operating earnings margin from 10.4 percent in the first quarter of 2016 to 15.4 percent this quarter.

Plant Nutrition North America Segment Performance (dollars in millions, except for prices per short ton)
	Three months ended March 31,
	2017	2016
Sales	$49.2	$51.1
Operating earnings	$7.6	$5.3
Operating margin	15.4%	10.4%
EBITDA(1)	$16.5	$13.2
EBITDA margin(1)	33.5%	25.8%
Sales volumes (in thousands of tons)	79	74
Average sales price (per ton)	$624	$689

(1)	EBITDA and adjusted EBITDA are non-GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures are provided in tables at the end of this press release.

PLANT NUTRITION SOUTH AMERICA
Plant Nutrition South America generated first-quarter revenue of $61.3 million, which was in line with company expectations given the typical seasonality of agriculture sales volumes in this business. First-quarter operating earnings of $1.8 million exceeded company expectations and produced an operating margin of 2.9 percent. Additional historical information for this segment can be found in the First-Quarter 2017 Business Update presentation at www.compassminerals.com/investorrelations.

Compass Minerals Reports First Quarter Earnings

Plant Nutrition South America Segment Performance (dollars in millions, except for prices per short ton)
Three Months Ended March 31, 2017
Sales	$61.3
Operating earnings	$1.8
Operating margin	2.9%
EBITDA(1)	$7.1
EBITDA margin(1)	11.6%
Sales volumes (in thousands of tons)
Agriculture	60
Chemical solutions	72
Total sales volumes	132
Average sales prices (per ton):
Agriculture	$599
Chemical Solutions	$354
Total Plant Nutrition South America	$465

(1)	EBITDA and adjusted EBITDA are non-GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures are provided in tables at the end of this press release.

OTHER FINANCIAL HIGHLIGHTS
Cash flow from operations for the 2017 quarter increased $30.7 million from the first quarter of 2016, primarily due to improvements in working capital.

The addition of Produquímica was the principal driver for a 42 percent year-over-year increase in sales, general and administrative (SG&A) expenses and a 43 percent year-over-year increase in depreciation, depletion and amortization expense.

The company’s effective tax rate declined to 23 percent from 29 percent in the first quarter of 2016, reflecting a reduction in certain tax valuation allowances associated with the acquired Produquímica business.

The company also received a favorable ruling from the Tax Court of Canada regarding Canadian tax reassessments, which had been previously settled by agreement among the company, the Canada Revenue Agency and the U.S. Internal Revenue Service. As a result of the court ruling, the company believes that reassessed Canadian tax, penalties and interest for the years 2004 to 2006 of approximately $94.7 million are effectively resolved.

Compass Minerals Reports First Quarter Earnings

OUTLOOK
The mild end to the winter has created challenges for the deicing market and is likely to create unfavorable supply and demand dynamics for the upcoming North American highway deicing bid season. Our Plant Nutrition North America business is performing as expected given the market stabilization occurring for crop inputs. In addition, positive contributions from Plant Nutrition South America are expected to offset a portion of the negative impact from mild winter weather on 2017 earnings. The company continues to actively pursue additional cost reductions. Finally, the company currently anticipates its full-year 2017 effective tax rate to approximate 20 percent, reflecting the estimated full-year impact of the reduction of tax valuation allowances that favorably impacted the first-quarter 2017 effective tax rate. Given these assumptions, the company has reduced its earnings per share guidance for full-year 2017 to $3.00 to $3.50.

2017 OUTLOOK: FULL YEAR EPS - $3.00 to $3.50
Salt Segment	2Q17	FY17
Volumes	1.3 million to 1.7 million tons	11.0 million to 11.6 million tons
Average selling price (per ton)	$73 to $77
Operating earnings margin	14% to 16%
Plant Nutrition North America Segment
Volumes	65,000 to 70,000 tons	300,000 to 330,000 tons
Average selling price (per ton)	$600 to $620
Operating earnings margin	4% to 5%
Plant Nutrition South America Segment
Volumes	200,000 to 230,000 tons	800,000 to 1 million tons
Average selling price (per ton)	$430 to $460 (R$1,350 to R$1,450)
Operating earnings margin	5% to 6%
Corporate
Corporate and other expense		~$60 million
Interest expense		~$55 million
Depreciation, depletion and amortization		~$125 million
Capital expenditures		$125 to $140 million
Effective tax rate		~20%

Conference Call
Compass Minerals will discuss its results on a conference call tomorrow morning, Thursday, May 4, 2017, at 9:00 a.m. ET. To access the conference call, interested parties should visit the company’s website at www.CompassMinerals.com or dial 877-614-0009. Callers must provide

Compass Minerals Reports First Quarter Earnings

the conference ID number 8576036. Outside of the U.S. and Canada, callers may dial +1-913-643-4075. Replays of the call will be available on the company’s website.

An updated summary of the company’s performance is included in a presentation available on the company’s website at www.compassminerals.com/investorrelations.

About Compass Minerals
Compass Minerals is a leading provider of essential minerals that provide solutions to nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. The company produces its minerals at locations throughout the U.S., Canada, Brazil and the U.K. For more information about Compass Minerals and its products, please visit www.compassminerals.com.

Investor Contact	Media Contact
Theresa L. Womble	Tara Hart
Director of Investor Relations	Manager of Corporate Affairs
+1.913.344.9362	+1.913.344.9319
womblet@compassminerals.com	MediaRelations@compassminerals.com

Non-GAAP Measures
Management uses a variety of measures to evaluate the company’s and its operating segments’ performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas. In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses EBITDA and EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“Adjusted EBITDA”), both non-GAAP financial measures, to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods and cost of capital, and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in

Compass Minerals Reports First Quarter Earnings

different taxing jurisdictions, which can cause considerable variation in net earnings. The company also uses EBITDA and Adjusted EBITDA to assess its overall and operating segment operating performance and return on capital against other companies, and to evaluate potential acquisitions or other capital projects. EBITDA and Adjusted EBITDA are not calculated under GAAP and should not be considered in isolation or as a substitute for net earnings, operating earnings, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. EBITDA and Adjusted EBITDA exclude interest expense, income taxes and depreciation and amortization, each of which are an essential element of the company’s cost structure and cannot be eliminated. Consequently, any measure that excludes these elements has material limitations. While EBITDA and Adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to the potential inconsistencies in the method of calculation. The calculation of EBITDA and Adjusted EBITDA as used by management is set forth in the following tables.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements about the company’s ability to reduce costs, grow and increase value from its assets; the resolution of Canadian tax disputes; the deicing market, the highway deicing bid season and the crop input market; and the company’s outlook for the second quarter of 2017 and the full year of 2017, including its expectations regarding earnings per share (“EPS”), volumes, average selling prices, operating earnings margin, corporate and other expense, interest expense, depreciation, depletion and amortization, capital expenditures and tax rates. We use words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) weather conditions, (ii) pressure on prices and impact from competitive products, (iii) any inability by the company to fund necessary capital expenditures or successfully implement any capital projects, (iv) foreign exchange rates and the cost and availability of transportation for the distribution of the company’s products, and (v) the ability to successfully integrate acquired businesses. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 filed or to be filed with the SEC. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

Compass Minerals Reports First Quarter Earnings

Reconciliation for EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three months ended March 31,
	2017	2016
Net earnings	$21.5	$49.7
Interest expense	13.7	5.8
Income tax expense	6.3	20.0
Depreciation, depletion and amortization	28.4	19.9
EBITDA	$69.9	$95.4
Adjustments to EBITDA:
Other income, net(1)	(0.1)	(0.8)
Adjusted EBITDA	$69.8	$94.6

(1)	Primarily includes interest income and foreign exchange gains and losses.

Reconciliation for Salt Segment EBITDA (unaudited, in millions)
	Three months ended March 31,
	2017	2016
Reported GAAP segment operating earnings	$45.4	$82.7
Depreciation, depletion and amortization	12.9	10.7
Segment EBITDA	$58.3	$93.4
Segment sales	274.8	292.1
Segment EBITDA margin	21.2%	32.0%

Reconciliation for Plant Nutrition North America Segment EBITDA (unaudited, in millions)
	Three months ended March 31,
	2017	2016
Reported GAAP segment operating earnings	$7.6	$5.3
Depreciation, depletion and amortization	8.9	7.9
Segment EBITDA	$16.5	$13.2
Segment sales	49.2	51.1
Segment adjusted EBITDA margin	33.5%	25.8%

Reconciliation for Plant Nutrition South America Segment EBITDA (unaudited, in millions)
Three months ended March 31, 2017
Reported GAAP segment operating earnings	$1.8
Depreciation, depletion and amortization	5.3
Earnings in equity method investee	—
Segment EBITDA	$7.1
Segment sales	61.3
Segment EBITDA margin	11.6%

Compass Minerals Reports First Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions, except share and per-share data)

	Three Months Ended
	March 31,
	2017	2016
Sales	$387.8	$345.7
Shipping and handling cost	93.7	89.4
Product cost	212.5	153.7
Gross profit	81.6	102.6
Selling, general and administrative expenses	40.2	28.3
Operating earnings	41.4	74.3
Other (income)/expense:
Interest expense	13.7	5.8
Earnings in equity investee	—	(0.4)
Other, net	(0.1)	(0.8)
Earnings before income taxes	27.8	69.7
Income tax expense	6.3	20.0
Net earnings	$21.5	$49.7
Basic net earnings per common share	$0.63	$1.47
Diluted net earnings per common share	$0.63	$1.46
Cash dividends per share	$0.72	$0.695
Weighted-average common shares outstanding (in thousands):(1)
Basic	33,802	33,746
Diluted	33,803	33,748

(1)
Excludes weighted participating securities such as RSUs and PSUs that receive non-forfeitable dividends, which consist of 157,000 and 143,000 weighted participating securities for the three months ended March 31, 2017, and March 31, 2016, respectively.

Compass Minerals Reports First Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	March 31,	December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$48.9	$77.4
Receivables, net	226.3	320.9
Inventories	237.7	280.6
Other current assets	35.2	36.1
Property, plant and equipment, net	1,109.4	1,092.3
Intangible and other noncurrent assets	665.8	659.2
Total assets	$2,323.3	$2,466.5

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$116.5	$130.2
Other current liabilities	180.6	241.8
Long-term debt, net of current portion	1,114.9	1,194.8
Deferred income taxes and other noncurrent liabilities	181.2	182.6
Total stockholders' equity	730.1	717.1
Total liabilities and stockholders' equity	$2,323.3	$2,466.5

Compass Minerals Reports First Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)
	Three Months Ended
	March 31,
	2017	2016
Net cash provided by operating activities	$123.3	$92.6

Cash flows from investing activities:
Capital expenditures	(21.0)	(43.8)
Other, net	(1.3)	(0.7)

Net cash used in investing activities	(22.3)	(44.5)

Cash flows from financing activities:
Proceeds from revolving credit facility borrowings	18.3	31.0
Principal payments on revolving credit facility borrowings	(101.7)	(35.5)
Proceeds from issuance of long-term debt	10.9	—
Principal payments on long-term debt	(21.3)	(1.2)
Acquisition-related contingent consideration payment	(12.8)	—
Dividends paid	(24.4)	(23.5)
Proceeds received from stock option exercises	0.2	0.6
Excess tax deficiency from equity compensation awards	—	(0.1)
Other, net	0.7	—

Net cash used in financing activities	(130.1)	(28.7)
Effect of exchange rate changes on cash and cash equivalents	0.6	7.4
Net change in cash and cash equivalents	(28.5)	26.8
Cash and cash equivalents, beginning of the year	77.4	58.4

Cash and cash equivalents, end of period	$48.9	$85.2

Compass Minerals Reports First Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION
(unaudited, in millions)

Three months ended March 31, 2017	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate and Other(1)	Total
Sales to external customers	$274.8	$49.2	$61.3	$2.5	$387.8
Intersegment sales	—	0.9	—	(0.9)	—
Shipping and handling cost	83.0	6.7	4.0	—	93.7
Operating earnings (loss)	45.4	7.6	1.8	(13.4)	41.4
Depreciation, depletion and amortization	12.9	8.9	5.3	1.3	28.4
Total assets	854.4	583.4	834.7	50.8	2,323.3

Three months ended March 31, 2016	Salt	Plant Nutrition North America(2)	Plant Nutrition South America	Corporate and Other(1)	Total
Sales to external customers	$292.1	$51.1	$—	$2.5	$345.7
Intersegment sales	—	0.2	—	(0.2)	—
Shipping and handling cost	83.0	6.4	—	—	89.4
Operating earnings (loss)	82.7	5.3	—	(13.7)	74.3
Depreciation, depletion and amortization	10.7	7.9	—	1.3	19.9
Total assets	893.1	704.8	—	54.0	1,651.9

(1)
Corporate and other includes corporate entities, records management operations and other incidental operations and eliminations. Operating earnings (loss) for corporate and other includes indirect corporate overhead including costs for general corporate governance and oversight, as well as costs for the human resources, information technology, legal and finance functions.

(2)	In 2016, total assets for Plant Nutrition North America include the equity investment in Produquímica.